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Exhibit 99.1

PRICE COMMUNICATIONS CORPORATION

News Release	Contact:
August 5, 2002	Robert Price 212-757-5600

PRICE COMMUNICATIONS CORPORATION ANNOUNCES
CLOSING DATE ON SALE OF WIRELESS BUSINESS

        Price Communications Corporation (NYSE: PR) announced today that it currently expects the closing of the pending sale of its wireless business to Verizon Wireless to occur on August 15, 2002. Accordingly, the redemption of Price Communications' outstanding notes, which have been called for redemption on the first business day following the closing of the Verizon Wireless transaction, is expected to occur on August 16, 2002.

        Price Communications Corporation operates cellular telephone systems in sixteen licensed service areas in Florida, Alabama, Georgia and South Carolina, covering approximately 3.4 million POPs. It operates under the CELLULARONE® service mark and participates in the North American Cellular Network. It began operation of cellular properties in 1988. It has entered into an agreement with Verizon to sell its cellular telephone systems by exchanging the assets of its Price Communications Wireless subsidiary for a preferred limited partnership interest in a new partnership controlled by Verizon Wireless. This interest will later be exchangeable into the common stock of Verizon Wireless after an IPO or the common stock of Verizon Communications, Inc. The transaction has received FCC approval and shareholder approval.

        Price Communications Corporation is a New York Stock Exchange public company and it will continue to be listed on the New York Stock Exchange. It is also traded on the Chicago Stock Exchange (symbol: PR.M), the Boston Stock Exchange (symbol: PR.B), the Pacific Stock Exchange (symbol: PR.P), and trades in Euros on the Frankfurt and Munich Stock Exchanges. It is headquartered in New York City.

45 Rockefeller Plaza, New York, New York 10020

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PRICE COMMUNICATIONS CORPORATION
PRICE COMMUNICATIONS CORPORATION ANNOUNCES CLOSING DATE ON SALE OF WIRELESS BUSINESS